Media Relations Department 77 Beale Street San Francisco, CA 94105 415/973-5930	Exhibit 99 NEWS

FOR IMMEDIATE RELEASE
September 13, 2010
CONTACT:  PG&E Media Relations (415) 973-5930

PG&E Establishes ‘Rebuild San Bruno’ Fund

Uses Include Reimbursing City, Providing Residents Additional Immediate Financial Assistance

SAN BRUNO, Calif. – Pacific Gas and Electric Co. (PG&E) today announced the creation of the “Rebuild San Bruno Fund,” which will make available up to $100 million for the residents and city of San Bruno to help recover from last Thursday’s tragic event.

PG&E Corporation Chairman, CEO and President Peter Darbee and Pacific Gas and Electric Company President Chris Johns met with San Bruno Mayor Jim Ruane and San Bruno residents to announce the fund and pledge their commitment to rebuilding San Bruno, which includes covering the city’s costs associated with its response to the event.

“We know that no amount of money can ever make up for what’s been lost,” said Darbee. “This program is just one piece of our promise that PG&E will live up to its commitment to help rebuild this community and help the people of San Bruno rebuild their lives.”

To administer these funds on behalf of the company, PG&E will partner with government officials, community leaders and organizations, including the American Red Cross and the United Way of the Bay Area.

Funds will be used to provide both immediate and long-term support to San Bruno residents and the city for three primary purposes:

o	Ensuring that residents are reimbursed for costs or losses that may not be covered by their insurance.
o	Providing additional direct immediate financial assistance, in the form of cash disbursements, to residents in the affected area.
o	Reimbursing the city of San Bruno for costs it incurs to respond to this incident and to rebuild or repair public infrastructure and facilities.

PG&E today provided San Bruno officials with an initial check for $3 million to help compensate the city for its estimated expenses incurred to date. The company is also taking immediate steps to provide assistance to affected residents. For residents in the affected area, PG&E will provide disbursements of $15,000, $25,000, or $50,000 per household depending on the extent of damage incurred.

Residents are not being asked to waive any potential claims in order to receive these funds. Also, these funds are being provided in addition to the company’s ongoing provision of funds to ensure affected residents continue to have access to temporary housing and other basic necessities.

“We are here today, and we’ll continue to be here,” said Johns. “We are going to be here as long as it takes and do whatever it takes to help the people and the city of San Bruno rebuild their lives and their community.”

PG&E, a subsidiary of PG&E Corporation (NYSE: PCG), is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with 20,000 employees, the company delivers some of the nation's cleanest energy to 15 million people in Northern and Central California. For more information, visit http://www.pge.com/about/newsroom/.